Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

Track Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, issuable pursuant to the Track Group, Inc. 2022 Omnibus Equity Incentive Plan	Rule 457(c)	500,000 (2)	$1.03 (3)	$515,000	0.0000927	$47.74

Total Offering Amounts					$515,000		$47.74
Total Fee Offsets							—
Net Fee Due							$47.74

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 500,000 shares of common stock, par value $0.0001 per share, that may become issuable under the Registrant's 2022 Omnibus Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported on the OTCQX Premier marketplace on May 13, 2022.